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                                                                      EXHIBIT 12

                     CLEAR CHANNEL COMMUNICATIONS, INC.

         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                        AND PREFERRED STOCK DIVIDENDS
                         (in thousands except ratio)

                                     Six Months                           Year Ended
                                       Ended       ---------------------------------------------------------
                                      June 30,
                                       1997          1996         1995         1994        1993        1992
                                       ----          ----         ----         ----        ----        ----
Income before income taxes . . . .     $34,679     $ 71,240      $49,817      $36,396    $15,696     $ 7,574

Distributed income received
from nonconsolidated
affiliates . . . . . . . . . . . .       1,648       10,430        1,432            -          -           -
                                       -------     --------      -------      -------    -------     -------

                                        36,327       81,670       51,249       36,396     15,696       7,574
                                       -------     --------      -------      -------    -------     -------

Fixed Charges:

     Interest Expense. . . . . . .      32,315       30,080       20,752        7,669      5,390       4,739

     Amotization of loan fees. . .         354          506        1,004           82          5           1

     Interest portion of
     rental expense  . . . . . . .         280          424          361          262        188         135


Total Fixed Charges  . . . . . . .      32,949       31,010       22,117        8,013      5,583       4,875
                                       -------     --------      -------      -------    -------     -------

Preferred Stock Dividends. . . . .           0            0            0            0          0           0

Total Fixed Charges and
Preferred Stock Dividends. . . . .      32,949       31,010       22,117        8,013      5,583       4,875
                                       -------     --------      -------      -------    -------     -------

Total earnings available for
payment of fixed charges . . . . .     $69,276     $112,680      $73,366      $44,409    $21,279     $12,449
                                       -------     --------      -------      -------    -------     -------

Ratio of earnings to fixed
charges. . . . . . . . . . . . . .        2.10         3.63         3.32         5.54       3.81        2.55
                                       =======     ========      =======      =======    =======     =======
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